As filed with the Securities and Exchange Commission on September 20, 2016

Registration No. 333-171527

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

_______________

POST-EFFECTIVE AMENDMENT NO. 1

TO

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

E-COMMERCE CHINA DANGDANG INC.

(Exact name of registrant as specified in its charter)

_______________

Cayman Islands	Not Applicable
(State or other jurisdiction of	(I.R.S. Employer
incorporation or organization)	Identification Number)

E-Commerce China Dangdang Inc.

21/F, Jing An Center

No. 8 North Third Ring Road East

Chaoyang District, Beijing 100028

People’s Republic of China

(+86-10) 5799-2666

(Address of Principal Executive Offices and Zip Code)

_______________

2004 Share Incentive Plan

and

2010 Share Incentive Plan
(Full title of the plan)

_______________

Law Debenture Corporate Services Inc.

4th Floor, 400 Madison Avenue,

New York, New York 10017

(212) 750-6474

(Name and address and telephone number, including area code, of agent for service)

_______________

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☒
Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☐

Copies to:

Peggy Yu Yu

Sole Director and Acting Chief Financial Officer

E-Commerce China Dangdang Inc.

21/F, Jing An Center

No. 8 North Third Ring Road East

Chaoyang District, Beijing 100028

People’s Republic of China

(+86-10) 5799-2666

Z. Julie Gao, Esq. Haiping Li, Esq. Skadden, Arps, Slate, Meagher & Flom LLP c/o 42/F Edinburgh Tower, The Landmark 15 Queen’s Road Central Hong Kong (+852) 3740 4700

DEREGISTRATION OF SECURITIES

This Post-Effective Amendment No. 1 (this “Post-Effective Amendment”) relates to the registration statement on Form S-8 (File No. 333-171527) (the “Registration Statement”), which was filed with the U.S. Securities and Exchange Commission by E-Commerce China Dangdang Inc., a company established under the laws of the Cayman Islands (the “Registrant”), and became effective on January 4, 2011. Under the Registration Statement, an aggregate of 43,185,870 Class A common shares, par value $0.0001 per share, of the Registrant, were registered for issuance pursuant to awards granted under the Registrant’s 2004 Share Incentive Plan and 2010 Share Incentive Plan (collectively, the “Plans”). This Post-Effective Amendment is being filed for the sole purpose of deregistering any unissued shares previously registered under the Registration Statement and issuable under the Plans.

On May 28, 2016, the Registrant, Dangdang Holding Company Limited (“Parent”) and Dangdang Merger Company Limited (“Merger Sub”) entered into an agreement and plan of merger, which was approved on September 12, 2016 by the shareholders of the Registrant at an extraordinary general meeting of shareholders. The Registrant and Merger Sub subsequently filed a plan of merger with the Registrar of Companies of the Cayman Islands on September 20, 2016, which became effective as of September 20, 2016 (the “Effective Time”), as a result of which Merger Sub merged with and into the Registrant, with the Registrant continuing as the surviving company and becoming a wholly owned subsidiary of Parent (the “Merger”).

As a result of the Merger, the Registrant has terminated all the offerings of its securities pursuant to the Registration Statement. The Registrant hereby removes from registration, by means of this Post-Effective Amendment, any and all of the securities registered under the Registration Statement which remain unsold or unissued as of the Effective Time.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the People’s Republic of China on September 20, 2016.

E-Commerce China Dangdang Inc.

By:	/s/ Peggy Yu Yu
Name:	Peggy Yu Yu
Title:	Sole Director and Acting Chief Financial Officer

Pursuant to the requirements of the Securities Act of 1933, as amended, this Post-Effective Amendment to the Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Peggy Yu Yu	Sole Director and Acting Chief Financial Officer	September 20, 2016
Peggy Yu Yu	(principal financial and accounting officer)

/s/ Guoqing Li	Chief Executive Officer	September 20, 2016
Guoqing Li	(principal executive officer)

SIGNATURE OF AUTHORIZED U.S. REPRESENTATIVE

Pursuant to the Securities Act of 1933, the undersigned, the duly authorized representative in the United States of E-Commerce China Dangdang Inc. has signed this registration statement or amendment thereto in New York on September 20, 2016.

By:	/s/ Giselle Manon
Name:	Giselle Manon
Title:	Service of Process Officer
Law Debenture Corporate Services Inc.